UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INSTALLED BUILDING PRODUCTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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INSTALLED BUILDING PRODUCTS, INC.

495 SOUTH HIGH STREET, SUITE 50

COLUMBUS, OHIO 43215

Notice of Annual Meeting of Stockholders

to be held on June 3, 2015

The Annual Meeting of Stockholders of Installed Building Products, Inc. (the “Company”) will be held on June 3, 2015 at 10:00 a.m. Eastern Time. This year’s Annual Meeting will be a virtual meeting of stockholders. You will be able to participate in the Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/IBP2015.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of the three nominees named in the Proxy Statement to the Board of Directors to serve for a three-year term;

2.	The ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

The record date for the Annual Meeting is April 8, 2015. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting or any adjournment thereof.

We will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 24, 2015 to the holders of record and beneficial owners of our common stock as of the close of business on the record date. The Notice contains instructions on how to access our Proxy Statement and our 2014 Annual Report on Form 10-K on the internet, as well as instructions on how to request a paper copy of the proxy materials.

By Order of the Board of Directors

Shelley A. McBride
Columbus, Ohio	General Counsel and Secretary
April 24, 2015

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible to ensure your representation at the Annual Meeting.

You may vote in one of three ways prior to the Annual Meeting. In order to vote, you must have your stockholder identification number, which is provided in your Notice.

Via the Internet: You may vote at www.proxyvote.com 24 hours a day, seven days a week, prior to 11:59 p.m., Eastern Time, on June 2, 2015.

By Telephone: You may vote using a touch tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, prior to 11:59 p.m., Eastern Time, on June 2, 2015.

By Mail: If you received printed proxy materials, you may vote by completing, signing and dating each proxy card and returning it in the prepaid envelope to be received no later than June 2, 2015.

i

Installed Building Products, Inc.

495 South High Street, Suite 50

Columbus, Ohio 43215

(614) 221-3399

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board”) of Installed Building Products, Inc. (“we,” “us” or the “Company”) is soliciting proxies to be used at the Annual Meeting of Stockholders of the Company to be held on June 3, 2015 at 10:00 a.m. Eastern Time, and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the form of proxy will be provided to stockholders on or about April 24, 2015, through the mailing of a Notice of Availability of Proxy Materials.

The Notice of Annual Meeting of Stockholders, this Proxy Statement and our 2014 Annual Report on Form 10-K are available at www.proxyvote.com.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws, and therefore are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers (“Named Executive Officers”) or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”).

GENERAL INFORMATION

Q.	Can I attend the Annual Meeting?

A.	We will be hosting the Annual Meeting live via the internet. You will not be able to attend the meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/IBP2015. The webcast will start at 10:00 a.m., Eastern Time, on June 3, 2015. Stockholders may vote and submit questions while connected to the Annual Meeting on the internet.

Q.	What do I need in order to be able to participate in the Annual Meeting online?

A.	Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/IBP2015.

If you do not have your 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials), you will be able to listen to the meeting only—you will not be able to vote or submit questions during the meeting.

Q.	What is the purpose of the Annual Meeting?

A.	At our Annual Meeting, stockholders will act upon the matters described in this Proxy Statement. In addition, following the meeting, management will respond to questions from stockholders.

Q.	What am I voting on at the Annual Meeting?

A.	Stockholders will be asked to vote on two proposals. The proposals are as follows:

•	Proposal 1—The election of the Board nominees named in this Proxy Statement

•	Proposal 2—Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2015

Q.	Could other matters be decided at the Annual Meeting?

A.	Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by our stockholders, and we have not received notice of any such proposals. If any other matter were to come before the Annual Meeting, the proxy holders appointed by the Board of Directors will have the discretion to vote on those matters for you.

Q.	What is the recommendation of the Board on each of the matters scheduled to be voted on at the Annual Meeting?

A.	The Board of Directors unanimously recommends that you vote:

•	“For” the election of the Board nominees named in this Proxy Statement and

•	“For” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2015.

Q.	Who can vote at the Annual Meeting?

A.	Only holders of our common stock as of April 8, 2015, the record date, or such holders’ proxies are entitled to notice of and to vote on the matters listed in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders.

At the close of business on April 8, 2015, there were 31,354,284 shares of common stock outstanding and entitled to vote.

You have one vote for each share of common stock that you hold. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/IBP2015.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	Stockholders of Record. You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with American Stock Transfer and Trust, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the record date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or other nominee may be able to vote your shares with respect to some of the proposals, but not all. Please see “What will happen if I do not vote my shares?” below for additional information.

Q.	How do I vote and what are the voting deadlines?

A.	Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

Via the Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted through the internet must be received by 11:59 p.m., Eastern Time, on June 2, 2015.

By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on June 2, 2015.

By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope to Broadridge Financial Services, c/o Vote Processing, 51 Mercedes Way, Edgewood, NY 11717. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 2, 2015, to be voted at the Annual Meeting.

During the Annual Meeting. Instructions on how to vote while participating in our Annual Meeting live via the internet are posted at www.virtualshareholdermeeting.com/IBP2015.

If you vote via the internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the internet or by telephone, do not return your proxy card.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during our Annual Meeting.

Q.	Can I revoke or change my vote after I submit my proxy?

A.	Stockholders of Record. If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the Annual Meeting by:

•	signing and returning a new proxy card with a later date;

•	submitting a later-dated vote by telephone or via the internet—only your latest internet or telephone proxy received by 11:59 p.m., Eastern Time, on June 2, 2015, will be counted;

•	participating in the Annual Meeting live via the internet and voting again; or

•	delivering a written revocation to our Secretary at 495 South High Street, Suite 50, Columbus, Ohio 43215, to be received no later than June 2, 2015.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

Q.	What will happen if I do not vote my shares?

A.	Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone or via the internet before the Annual Meeting, or during the Annual Meeting via live webcast, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those matters on which it has discretion to vote. Under the rules of the New York Stock Exchange, or NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposal 1 (the election of directors). However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2 (the ratification of our independent registered public accounting firm). The broker’s inability to vote on non-discretionary matters for which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote.” Please see “What is a ‘broker non-vote’?” below for more information.

Q.	What is a “broker non-vote”?

A.	The NYSE has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. Under current NYSE interpretations, Proposal 1 (the election of directors) is considered non-discretionary matters and Proposal 2 (the ratification of our independent registered public accounting firm) is considered a discretionary matter.

Q.	What is the effect of a broker non-vote?

A.	Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting. A broker non-vote will not have an effect on the outcome of any proposal.

Q.	Why did I receive a Notice of Internet Availability of Proxy Materials in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

A.	Pursuant to rules adopted by the SEC, we are making this Proxy Statement available to our stockholders electronically via the internet. On or about April 24, 2015, we will mail the Notice of Internet Availability of Proxy Materials to our stockholders who held shares at the close of business on the record date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and our 2014 Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the Proxy Statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

Q.	What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?

A.

If you receive more than one proxy card or Notice of Internet Availability of Proxy Materials, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability of Proxy

Materials on how to access each proxy card and vote each proxy card over the internet or by telephone. If you received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Q.	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A.	No. The Notice of Internet Availability of Proxy Materials only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to cast your vote. For additional information please see “How do I vote and what are the voting deadlines?” above.

Q.	How is a quorum obtained, and why is a quorum required?

A.	We will hold the Annual Meeting if a quorum is present. A quorum will be present if holders of a majority of the outstanding shares of our common stock are present or represented by proxy at the meeting. As of the close of business on April 8, 2015, we had 31,354,284 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 15,677,142 shares of common stock must be present or represented by proxy to have a quorum. If a quorum is not present at the Annual Meeting, the meeting may be adjourned from time to time until a quorum is obtained. If you are a stockholder of record and submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals described in this Proxy Statement and listed on the proxy card. If your shares are held in the name of your broker or other nominee, and you do not tell your broker or other nominee how to vote your shares, these shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will have no effect on the outcome of either proposal.

Q.	How many votes are required to approve each proposal?

A.	Proposal	Vote Required	Votes that May be Cast	Board of Directors’ Recommendation
	Proposal 1—The election of the Board nominees named in this Proxy Statement	Plurality of votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote.	• FOR ALL nominees • WITHHOLD ALL nominees • FOR ALL EXCEPT those specific nominees from whom you WITHHOLD your vote • A withhold vote or a broker non-vote will have no effect	FOR ALL

	Proposal 2—Ratification of the selection of Deloitte & Touche LLP	Majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote	• FOR • AGAINST • ABSTAIN • If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Q.	How can I find the voting results of the Annual Meeting?

A.	Preliminary results will be announced at the Annual Meeting. Final results will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Q.	Who is conducting this proxy solicitation?

A.	The Company’s Board of Directors is soliciting your vote for matters being submitted for stockholder approval at the Annual Meeting. Solicitation may be made by our Directors, officers and select other Company employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

Overview

Our Bylaws permit the Board of Directors to establish our authorized number of directors. Nine directors are currently authorized, and the Board currently consists of nine members. Our Certificate of Incorporation provides that our directors are divided into three classes, with one class of directors elected annually for three-year terms. Each director holds office until that director’s successor is duly elected and qualified or until his or her earlier death, resignation or removal. Our directors are classified into the following three classes:

•	Class I: Michael T. Miller, J. Michael Nixon and Steven G. Raich, whose terms expire at the 2017 Annual Meeting

•	Class II: Margot L. Carter, Robert H. Schottenstein and Michael H. Thomas, whose terms expire at the 2015 Annual Meeting

•	Class III: Jeffrey W. Edwards, Lawrence A. Hilsheimer and Janet E. Jackson, whose terms expire at the 2016 Annual Meeting

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and is submitting to a vote of the stockholders a proposal to elect the named Class II nominees to the Board, each to serve a three-year term, ending on the date of the 2018 Annual Meeting.

All nominees are incumbent directors of the Company.

Board Nominees

Our Nominating and Corporate Governance Committee recommended the nominees set forth in Proposal 1 for nomination by the Board. Based on this recommendation and the nominees’ credentials and experience outlined below, the Board has determined that the nominees can make a significant contribution to the Board of Directors and should serve as directors of the Company. The nominees have agreed to be named in this Proxy Statement and to serve if elected.

The Board has nominated the following individuals for re-election as Class II directors:

•	Margot L. Carter

•	Robert H. Schottenstein

•	Michael H. Thomas

Vote Required

Pursuant to our Bylaws, election of a director requires the affirmative vote of a plurality of the total shares present or represented by proxy at the Annual Meeting and entitled to vote. For the election of directors, “WITHHELD” votes and broker non-votes have no effect. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE CLASS II BOARD NOMINEES, EACH TO SERVE A THREE-YEAR TERM ENDING ON THE DATE OF THE 2018 ANNUAL MEETING. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Board nominees named above.

Information Regarding the Members of the Board of Directors and Nominees

Set forth below is biographical information for each member of our Board of Directors, including the nominees, as of April 24, 2015.

Name	Age	Director Class	Director Since	Term Expiration
Jeffrey W. Edwards	51	III	1999	2016
Michael T. Miller	50	I	2004	2017
Margot L. Carter	47	II	2014	2015
Lawrence A. Hilsheimer	57	III	2014	2016
Janet E. Jackson	62	III	2014	2016
J. Michael Nixon	70	I	2012	2017
Steven G. Raich	42	I	2011	2017
Robert H. Schottenstein	62	II	2014	2015
Michael H. Thomas	65	II	2014	2015

Jeffrey W. Edwards is our President, Chief Executive Officer and Chairman and has held these positions since 2011, 2004 and 1999, respectively. Mr. Edwards’ position allows him to advise the Board of Directors on management’s perspective over a full range of issues affecting the Company. Prior to joining us, he acted as an officer and strategist for several companies that he and his family have started, acquired or invested in over more than 40 years across a variety of industries, including multi-family and student housing development and management, industrial tool distribution, wholesale building supply, homebuilding, land and real estate development, and real estate brokerage. Since 1988, Mr. Edwards has been involved in the launch of many business ventures as well as commercial real estate developments in central Ohio and elsewhere. He holds a B.S. in Marketing from Miami University. Mr. Edwards’ leadership, executive, managerial and business experience, along with his more than 25 years of experience in the field make him a valued member of the Board of Directors.

Michael T. Miller has served as our most senior financial officer since he joined us in 2000 as our Executive Vice President—Finance, has been our Chief Financial Officer since July 2013 and has served as a director since March 2004. Prior to joining the Company, Mr. Miller held the position of Senior Vice President/Managing Director responsible for Corporate Investment Banking at Huntington Capital Corp., a subsidiary of Huntington Bancshares, Inc., a regional bank holding company. Before joining Huntington in 1991, Mr. Miller held various positions with Deutsche Bank and CIBC in New York. Mr. Miller began his career at First Union National Bank in Charlotte, North Carolina. He holds a B.A. from Wake Forest University. Mr. Miller’s extensive experience with us in the building products industry, background in finance and knowledge of financial reporting make him a valued member of the Board of Directors.

Margot L. Carter has served as a director since February 2014 and as presiding independent director since March 2015. Ms. Carter is President of Living Mountain Capital L.L.C., a business advisory consulting firm she founded in 1998. Living Mountain invests in and advises clients on corporate governance (including board composition), business strategy, corporate development (including strategic alliances and acquisitions) and restructurings. From 2010 to February 2015, Ms. Carter served as Executive Vice President, Chief Legal Officer and Secretary for RealPage, Inc., a leading provider of comprehensive property management software solutions in the commercial, multifamily, single-family and vacation rental industries. Ms. Carter was Executive Vice President and General Counsel at The Princeton Review, Inc. from 2004 to 2007, Executive Vice President, General Counsel and Managing Director at Soundview Technology Group, Inc. from 2003 to 2004 and Vice President and Assistant General Counsel of Cantor Fitzgerald and its affiliate eSpeed, Inc. from 2001 to 2003. Ms. Carter received her B.A. in economics and history from SUNY Binghamton and her J.D. from Fordham University School of Law. Ms. Carter’s extensive business and finance, real estate, general counsel and corporate governance experience, both as an executive and board member of global public companies, make her a valued member of the Board of Directors.

Lawrence A. Hilsheimer has served as a director since February 2014. Since May 2014, Mr. Hilsheimer has served as the Executive Vice President and Chief Financial Officer of Greif, Inc., a global leader in industrial packing products and services. Mr. Hilsheimer served from April 2013 to April 2014 as Executive Vice President and Chief Financial Officer of The Scotts Miracle-Gro Company, where he had overall responsibility for corporate and operating finance functions. Prior to joining Scotts, from 2007 to 2013, Mr. Hilsheimer served in various roles at Nationwide Mutual Insurance Company, starting as Executive Vice President and Chief Financial Officer through 2009, followed by President and Chief Operating Officer roles for multiple business units, including Nationwide Direct and Customer Solutions and, most recently, Nationwide Retirement Plans. Prior to joining Nationwide, Mr. Hilsheimer was Vice Chairman and Regional Managing Partner of Deloitte & Touche USA, LLP. He holds a B.A. in business administration from Fisher College of Business at The Ohio State University and a J.D. from Capital University Law School. Mr. Hilsheimer sits on the Dean’s Advisory Council at the Fisher College of Business and on the Audit and Compliance Committee of The Ohio State University Board of Trustees. Mr. Hilsheimer’s broad business background and corporate finance experience, including as a chief financial officer with responsibility and accountability for all corporate and operating finance functions, make him a valued member of the Board of Directors.

Janet E. Jackson has served as a director since February 2014. Since January 2003, Ms. Jackson has served as President and Chief Executive Officer of United Way of Central Ohio, one of the largest United Way organizations in the country. Prior to joining United Way, Ms. Jackson served as Columbus City Attorney in Columbus, Ohio from 1997 to 2003, where she represented all municipal entities and oversaw the criminal prosecution of misdemeanors. Before her appointment as Columbus City Attorney, Ms. Jackson served for nearly ten years as a Franklin County Municipal Court Judge. Ms. Jackson was the first woman and the first African American to hold her position at United Way and to be elected as Columbus City Attorney, and the first African American female judge in Franklin County history. She holds a B.A. in history from Wittenberg University in Springfield, Ohio and a J.D. from the National Law Center at The George Washington University in Washington, D.C. We believe Ms. Jackson’s significant leadership experience, as well as extensive strategy and legal background, make her a valued member of the Board of Directors.

J. Michael Nixon has served as a director since December 2012. Mr. Nixon is the founder of TCI Contracting, LLC, one of the Company’s indirect subsidiaries, where he has served as the chief executive officer since 2006. Prior to establishing TCI Contracting, LLC, Mr. Nixon founded and led Quality Insulation Inc., a Connecticut-based insulation installer, over a thirty year period. In addition, he is the owner of Hawks Ridge Golf Club in Ball Ground, Georgia. In 2010, Mr. Nixon was appointed to the Cherokee County Airport Authority, and in 2011, he was appointed to the Georgia Properties Commission. Mr. Nixon’s extensive experience and leadership in the building products installation industry make him a valued member of the Board of Directors.

Steven G. Raich has served as a director since November 2011. Mr. Raich became a partner of Littlejohn Management Holdings, LLC (“Littlejohn”) in January 2008 after having been with the firm since 2000. Mr. Raich joined Littlejohn from Golub Capital, a private equity and debt fund where he analyzed new investment opportunities and worked with portfolio company managers. Previously, Mr. Raich was at Ernst & Young LLP in the mergers and acquisitions advisory services group. He received an M.B.A. from the Stern School of Business at N.Y.U. and an A.B. from Duke University. Mr. Raich’s extensive experience in corporate strategy, finance and acquisitions make him a valued member of the Board of Directors.

Robert H. Schottenstein has served as a director since April 2014. Mr. Schottenstein is Chairman of the Board, Chief Executive Officer and President of M/I Homes, Inc., one of the largest home builders in the United States. He joined M/I Homes in 1990, was named President in 1996, Chief Executive Officer in 2003, and elected Chairman in 2004. Prior to joining M/I Homes, from 1977 to 1990, Mr. Schottenstein was engaged in the private practice of law specializing in commercial real estate, corporate and banking transactions. Mr. Schottenstein served as a Trustee of The Ohio State University from 2005 to 2014 and served as Chairman of The Ohio State University Board from February 2012 to April 2014. He is also a Board Member of The Children’s Hospital Foundation, serves on The Policy Advisory Board of Harvard University’s Joint Center for Housing Studies,

serves on the Pelotonia Board, and is a member of The Columbus Partnership. In 2002, he received the Central Ohio Building Industry Association “Builder of the Year” Award and in 2008, Mr. Schottenstein was named national “Executive of The Year” for the homebuilding industry by Builder Magazine. Mr. Schottenstein holds a B.A. from Indiana University and a J.D. from Capital University Law School. Mr. Schottenstein’s experience in the homebuilding industry and as an executive and board member of public companies make him a valued member of the Board of Directors.

Michael H. Thomas has served as a director since February 2014. Mr. Thomas retired in October 2014 from Stonehenge Partners, Inc., where he was a partner. From 1999 to his retirement, he was responsible for providing counsel in matters of investment origination, portfolio asset management and disposition of investments. Prior to joining Stonehenge, Mr. Thomas co-founded and served as Executive Vice President and Treasurer of JMAC, Inc., the holding and investment company of the McConnell family of Worthington, Ohio. His activities at JMAC included direct investment in the financial services, publishing, health care, real estate and manufacturing sectors. He was also responsible for the McConnell family’s financial, estate and income tax planning. From 1971 to 1980, Mr. Thomas was employed by Ernst and Young LLP, managing its Columbus, Ohio tax practice. He holds a B.A. in business administration from the University of Notre Dame. Mr. Thomas previously served as one of our directors from 2004 to 2011. We believe Mr. Thomas’ significant business and investment experience, knowledge of our business and accounting background make him a valued member of the Board of Directors.

CORPORATE GOVERNANCE

Composition of the Board of Directors

Our business and affairs are managed under the direction of the Board of Directors. Our Bylaws provide that the authorized size of our Board of Directors is to be determined from time to time by resolution of the Board of Directors. The authorized number of directors may be changed by resolution duly adopted by at least a majority of the directors then in office; although no decrease in the authorized number of directors will have the effect of removing an incumbent director from our Board of Directors until the incumbent director’s term of office expires. Vacancies on our Board of Directors can be filled by resolution of our Board of Directors.

The Board of Directors is divided into three classes, each serving staggered, three-year terms:

•	Our class I directors are Messrs. Miller, Nixon and Raich, and their terms will expire at the 2017 Annual Meeting.

•	Our class II directors are Ms. Carter and Messrs. Schottenstein and Thomas, and their terms will expire at the Annual Meeting.

•	Our class III directors are Messrs. Edwards and Hilsheimer and Ms. Jackson, and their terms will expire at the 2016 Annual Meeting.

As a result, only one class of directors will be elected at each Annual Meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Director Independence

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that each of Ms. Carter, Ms. Jackson and Messrs. Hilsheimer, Schottenstein and Thomas have no material relationship that would interfere with the exercise of independent judgment and is “independent” as defined in the NYSE listing rules. As a result, we have a majority of independent directors on our Board of Directors.

Board Leadership Structure

Mr. Edwards serves as our President, Chief Executive Officer and Chairman. The positions of Chairman of the Board and Chief Executive Officer have historically been combined at our company. We believe a combined chairman and chief executive officer role helps provide strong, unified leadership for our management team and Board of Directors. In addition, our customers, stockholders, suppliers and other business partners view our Chairman and Chief Executive Officer as a leader in our industry. While our Bylaws and corporate governance guidelines do not require that these positions be combined, the Board of Directors believes that having a combined position is the appropriate leadership structure for the Company at this time.

Executive Sessions

We regularly schedule executive sessions in which non-employee directors meet without the presence or participation of management. At these meetings, Ms. Carter serves as the Presiding Independent Director who chairs the meetings and is the non-exclusive liaison among the independent directors and the other Board members.

Role of the Board of Directors in Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board of Directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also oversees the Company’s internal audit function and approves or disapproves related-party transactions. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. The Nominating and Governance Committee monitors the effectiveness of the Company’s Corporate Governance Guidelines, a copy of which is available on our website at http://investors.installedbuildingproducts.com/governance.cfm.

Communication with Directors

Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, the presiding independent director for executive sessions of non-management directors or non-management directors as a group), any committee or the Chair of any such committee by U.S. mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. Such correspondence should be directed c/o Corporate Secretary, Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215.

Board Meetings and Committees

The Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The table below shows the current membership for each of these committees:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Margot L. Carter *		Member	Chair
Lawrence A. Hilsheimer	Chair		Member
Janet E. Jackson		Chair	Member
Robert H. Schottenstein	Member
Michael H. Thomas	Member	Member
Number of Meetings During Fiscal Year Ended December 31, 2014	10	5	5

*	Presiding Independent Director

The Board of Directors may from time to time establish other committees. The Board of Directors held eight meetings during the fiscal year ended December 31, 2014.

Director Attendance

Each director attended, in person or by telephone, at least 75% of the total number of meetings of both the Board of Directors and the committees on which he or she served during the period, other than Mr. Schottenstein, who was unable to attend four meetings of our Board of Directors and two meetings of our Audit Committee. We expect, but do not require, our directors to attend our annual meetings of stockholders. All of our directors attended the annual meeting of stockholders in 2014.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. The Audit Committee is responsible for, among other things:

•	appointing our independent registered public accounting firm;

•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;

•	determining the engagement of the independent registered public accounting firm;

•	reviewing and approving the scope of the annual audit and the audit fee;

•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;

•	reviewing and approving, in advance, all audit and non-audit services to be performed by our independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

•	monitoring and ensuring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters and reviewing such complaints;

•	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the Audit Committee deems necessary;

•	reviewing reports to management prepared by the internal audit function, as well as management’s responses;

•	reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	from time to time reviewing the committee’s charter and the committee’s performance; and

•	handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Our Audit Committee consists of Messrs. Hilsheimer, Schottenstein and Thomas, with Mr. Hilsheimer serving as chairperson. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. Our Board of Directors has determined that Mr. Hilsheimer is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Under the rules of the SEC and NYSE, members of the Audit Committee must also meet independence standards under Rule 10A-3 of the Exchange Act, subject to the transition rules described above. Each member of the Audit Committee is an independent director under the rules of the NYSE relating to Audit Committee independence.

Our Audit Committee held ten meetings during the fiscal year ended December 31, 2014. Our Board of Directors has established a written charter for our Audit Committee, which is available on our website at http://investors.installedbuildingproducts.com/governance.cfm.

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers, directors and employees. The Compensation Committee is responsible for, among other things:

•	reviewing and approving the compensation, employment agreements, severance arrangements and other benefits of all of our executive officers;

•	reviewing and determining director compensation from time to time in accordance with our amended and restated certificate of incorporation and the applicable NYSE rules;

•	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of our executive officers, and evaluating their performance in light of such goals and objectives;

•	reviewing and making recommendations periodically to our Board of Directors with respect to director compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our Board of Directors;

•	reviewing and discussing with management our Compensation Discussion and Analysis, or CD&A, or such other similar section, and recommending that the CD&A, or such other similar section, if required, be included or incorporated by reference in our Proxy Statement and Annual Report on Form 10-K;

•	reviewing our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and reviewing and discussing periodically the relationship between risk management policies and practices, business strategy and our executive officers’ compensation;

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter;

•	retaining or obtaining, in its sole discretion, the advice of a compensation consultant, independent legal counsel or other adviser after taking into consideration the factors required by any applicable requirements of the Exchange Act and any applicable exchange rules;

•	maintaining direct responsibility over the appointment, oversight and compensation of compensation consultants, independent legal counsel and other advisers engaged by the Compensation Committee;

•	providing for appropriate funding for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Compensation Committee; and

•	handling such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

Our Compensation Committee consists of Ms. Jackson, Ms. Carter and Mr. Thomas, with Ms. Jackson serving as chairperson. Each of the members of our Compensation Committee is independent under the rules of the NYSE, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Code.

Our Compensation Committee held five meetings during the fiscal year ended December 31, 2014. Our Board of Directors has established a written charter for our Compensation Committee, which is available on our website at http://investors.installedbuildingproducts.com/governance.cfm.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and screening candidates for our Board of Directors and recommending nominees for election as directors;

•	establishing procedures to exercise oversight of the evaluation of our Board of Directors and management;

•	developing and recommending to our Board of Directors a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to our Board of Directors;

•	reviewing the structure of our Board of Directors’ committees and recommending to our Board of Directors for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•	reviewing and assessing the adequacy of its formal written charter on an annual basis; and

•	generally advising our Board of Directors on corporate governance and related matters.

Our Nominating and Corporate Governance Committee consists of Ms. Carter, Mr. Hilsheimer and Ms. Jackson, with Ms. Carter serving as chairperson. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the rules of the NYSE relating to Nominating and Corporate Governance Committee independence.

Our Nominating and Corporate Governance Committee held five meetings during the fiscal year ended December 31, 2014. Our Board of Directors has established a written charter for our Nominating and Corporate Governance Committee, which is available on our website at http://investors.installedbuildingproducts.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation

During 2014, no officer or employee served as a member of our Compensation Committee. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

Director Qualification and Board Diversity

Our Nominating and Corporate Governance Committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

The Nominating and Corporate Governance Committee evaluates candidates for nomination for election to the Board of Directors recommended by stockholders on a substantially similar basis as it considers other nominees.

Family Relationships

There are no family relationships among any of our executive officers or any of our directors.

Code of Business Conduct and Ethics

Our Board of Directors has established a Code of Ethics applicable to all of our employees, officers, directors and consultants, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our website at http://investors.installedbuildingproducts.com/governance.cfm. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website or as required by applicable law or NYSE listing requirements.

Insider Trading Policy

Our insider trading policy prohibits all directors, employees and their family members from purchasing or selling any type of security, whether the issuer of that security is the Company or any other company, while aware of material, non-public information relating to the issuer of the security and from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits our executive officers, directors and certain other significant employees from directly or indirectly selling any equity security of the Company if such person does not own the security. We also have procedures that require trades by executive officers, directors and certain other significant employees to be pre-cleared by appropriate Company personnel.

EXECUTIVE OFFICERS

The following tables set forth information regarding our executive officers and certain significant employees (ages as of April 24, 2015):

Executive Officers

Name	Age	Position
Jeffrey W. Edwards	51	President, Chief Executive Officer and Chairman
Michael T. Miller	50	Executive Vice President, Chief Financial Officer and Director
Jay P. Elliott	53	Chief Operating Officer

Certain Significant Employees

Name	Age	Position
Todd R. Fry	49	Chief Accounting Officer
W. Jeffrey Hire	63	President of External Affairs
William W. Jenkins	58	Senior Vice President, Purchasing and Supply Logistics
R. Scott Jenkins	59	Regional President
Shelley A. McBride	58	General Counsel and Secretary
Matthew J. Momper	54	Regional President
Jason R. Niswonger	42	Senior Vice President, Finance and Investor Relations
Warren W. Pearce	56	Regional President
Brad A. Wheeler	40	Regional President
Randall S. Williamson	53	Regional President

Biographical Information

Executive Officers

Jeffrey W. Edwards is our President, Chief Executive Officer and Chairman and has held these positions since 2011, 2004 and 1999, respectively. Mr. Edwards’ position allows him to advise the Board of Directors on management’s perspective over a full range of issues affecting the Company. Prior to joining us, he acted as an officer and strategist for several companies that he and his family have started, acquired or invested in over more than 40 years across a variety of industries, including multi-family and student housing development and management, industrial tool distribution, wholesale building supply, homebuilding, land and real estate development, and real estate brokerage. Since 1988, Mr. Edwards has been involved in the launch of many business ventures as well as commercial real estate developments in central Ohio and elsewhere. He holds a B.S. in Marketing from Miami University.

Michael T. Miller has served as our most senior financial officer since he joined us in 2000 as our Executive Vice President—Finance, has been our Chief Financial Officer since July 2013 and has served as a director since March 2004. Prior to joining the Company, Mr. Miller held the position of Senior Vice President/Managing Director responsible for Corporate Investment Banking at Huntington Capital Corp., a subsidiary of Huntington Bancshares, Inc., a regional bank holding company. Before joining Huntington in 1991, Mr. Miller held various positions with Deutsche Bank and CIBC in New York. Mr. Miller began his career at First Union National Bank in Charlotte, North Carolina. He holds a B.A. from Wake Forest University.

Jay P. Elliott has been our Chief Operating Officer since August 2013. Since joining the Company in April 2002 as Regional Operations and Business Integrations Manager, Mr. Elliott has led our acquisition integration process and has overseen various corporate functions. Prior to joining us, Mr. Elliott worked with E&Y Corporate Finance, LLC in restructuring advisory services. Mr. Elliott’s experience includes ten years with Owens Corning in several roles including new business development, market management and corporate strategic planning. Mr. Elliott spent three years with IBM and began his career with Westinghouse Electric Corp. He earned an M.B.A. from Cornell University Johnson Graduate School of Management, a B.E. from Dartmouth College Thayer School of Engineering, and an A.B. from Colgate University.

Certain Significant Employees

Todd R. Fry became our Chief Accounting Officer in April 2014. Mr. Fry was formerly Chief Financial Officer of Champion Industries from 1999 to 2014, where his responsibilities included SEC reporting, Sarbanes-Oxley compliance, mergers & acquisitions, corporate governance, risk management and debt negotiation. Prior to that, from 1997 to 1999, Mr. Fry served as Chief Financial Officer of Broughton Foods Company, where he led both the IPO and subsequent sale of the company. Prior to his multiple CFO roles, from 1991 to 1997, Mr. Fry served as a manager at Coopers & Lybrand L.L.P. Mr. Fry holds a B.S. from The Ohio State University. Mr. Fry has served as a director of Summit State Bank since 2000 and as a director of the State of West Virginia’s venture capital fund since 2010.

W. Jeffrey Hire joined the Company in 2008 and was named President of External Affairs in December 2013. His responsibilities include working with our largest customers, our major suppliers and industry associations. Prior to joining us, from 1978 to 2008, Mr. Hire held numerous management positions at Owens Corning. From 2006 to 2008, he served as Director of Products and Programs for the Insulating Systems Business, developing product innovations and value-added customer programs. For eleven years prior to that, Mr. Hire was General Manager of the Insulation Contractor Segment of the Residential Insulation Division. He earned a B.S. in Philosophy from University of Mount Union in Alliance, Ohio and an M.B.A. specializing in General Management from The University of St. Thomas Opus College of Business in St. Paul, Minnesota. He serves on the Board of Directors of the Insulation Contractors Association of America and has served as a Committee Chairman for the North American Insulation Manufacturers Association. Mr. Hire received the Insulation Contractors Association of America’s “Key Man” award for his leadership and dedication to the industry.

William W. Jenkins was appointed Senior Vice President, Purchasing and Supply Logistics in March 2015 and served as our Director of Internal Audit since September 2013. From 2011 to 2013, Mr. Jenkins served as a Regional President and served as our President from 1998 to 2011. Prior to joining the Company, Mr. Jenkins held senior management positions with Midwest Wholesale Building Materials, a building products wholesaler and BuyOhio Realtors. Mr. Jenkins began his career with Ernst & Young LLP, where he progressed to become a Senior Manager, specializing in audits of publicly held and privately held insurance, wholesale distribution and fast-food companies. He graduated from The Ohio State University with a B.S. and became a licensed CPA in the State of Ohio. Mr. Jenkins is currently a member of the American Institute of Certified Public Accountants.

R. Scott Jenkins has been a Regional President since October 2006 when the Company acquired OJ Insulation, Inc., which he co-founded in 1984. During his 22-year tenure at OJ Insulation as owner and chief executive officer, Mr. Jenkins was responsible for numerous strategic acquisitions and significant company growth. Since joining us, Mr. Jenkins has taken on the management of operations in certain states, including Idaho, Washington and California. He received a B.A. in Social Science from the University of California at Irvine and has been an active member of Vistage International CEO Organization since 2004.

Shelley A. McBride joined the Company in 2005 as General Counsel and Secretary. Prior to joining the Company, Ms. McBride worked as an attorney at the law firm of Calfee, Halter & Griswold, representing corporate and institutional clients in the areas of mergers and acquisitions, secured credit transactions, subordinated debt financings, common and preferred equity investments, organizational restructuring and general corporate matters. Before joining Calfee, Halter & Griswold in 2001, Ms. McBride served as legal counsel for Nationwide Mutual Insurance Company in the Nationwide Enterprise Office of Investments and also served as legal counsel for various investment funds at Banc One Capital. Her experience also includes representing corporate and institutional clients at the law firms of Squire Patton Boggs and Kegler, Brown, Hill & Ritter.

From 1983 to 1989, Ms. McBride served as a law clerk to the Honorable John D. Holschuh and the Honorable Mark R. Abel in the United States District Court for the Southern District of Ohio. Ms. McBride earned a J.D. and a B.A. from The Ohio State University.

Matthew J. Momper has been a Regional President since 2008. Prior to joining the Company, Mr. Momper served as President of Momper Insulation Inc., a family business, which he joined in 1984. Mr. Momper was responsible for significant growth of Momper Insulation Inc., and the strategic decision to join that company with us in 1998. Since joining us, Mr. Momper has taken on the management of operations in certain states, including Indiana, Ohio and Illinois. He received a B.S. from Ball State University and an M.B.A. from Drake University. Mr. Momper currently serves on the Board of Trustees for Ball State University and the Board of Directors for the Allen County Building Department.

Jason R. Niswonger was appointed our Senior Vice President, Finance and Investor Relations in March 2015 and served as our Director of Investor Relations since January 2014. Prior to joining the Company, Mr. Niswonger served from 2011 to 2013 as the Director, Financial Reporting for Edwards Industries, a national property development and management company. Prior to joining Edwards, from 2006 to 2011, Mr. Niswonger held multiple positions including the Director, Finance for the Seating Systems Division of Commercial Vehicle Group, Inc., a leading supplier of integrated system solutions for the global commercial vehicle market. From 2004 to 2006, Mr. Niswonger was the Director, Financial Reporting for Installed Building Products, LLC. Prior to joining the Installed Building Products, LLC, Mr. Niswonger served as the Director of Global Accounting and Financial Reporting at Sterling Commerce, Inc., a global provider of EDI services, B2B integration software solutions and consulting, where he worked from 2000 to 2004. Prior to joining Sterling, Mr. Niswonger held positions in financial reporting at Express, a division of The Limited, and Exel Logistics. Mr. Niswonger earned an M.B.A. from Otterbein College and a B.A. from Ohio University.

Warren W. Pearce has been a Regional President since 2011. From 2004 to 2011, Mr. Pearce was Vice President of Operations for Masco Corporation, where he held various other positions beginning in 1989. Mr. Pearce began his career at Carroll Insulation and later served as branch manager at American Aluminum Insulation. Since joining the Company, Mr. Pearce has taken on the management of operations in certain key states, including Ohio, Indiana and Maryland. He received from Kent Votech his Electrical Apprenticeship certification.

Brad A. Wheeler has been a Regional President since January 2015. Mr. Wheeler joined the company in 2010 as Regional Manager and was responsible for the management of operations in several states. Prior to joining us, Mr. Wheeler was a District and Branch Manager for Masco Contractor Services. From 1996 to 2001, Mr. Wheeler held various positions at Cary Corporation, which was purchased by Masco Contractor Services. Since joining the Company, Mr. Wheeler has taken on the management of operations in certain key states, including Texas, Florida and Georgia. He attended Radford University and has been an active member of Vistage International CEO Organization since 2011.

Randall S. Williamson has been a Regional President since 2001. Mr. Williamson began his career in 1981 at Monroe Insulation and Gutter Company Incorporated, or Monroe, where he progressed to become Vice President in 1992. In 1996, Mr. Williamson purchased Monroe and merged it with other companies to form American Building Systems, Inc., where he served as President until 2001. American Building Systems, Inc. merged with us in 2001. Mr. Williamson has taken on the management of operations in certain states, including Massachusetts, New York and Michigan. He attended Colorado State University and serves on the board of governors for U.S. Grown Foods.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table for the year ended December 31, 2014

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers during the most recently completed fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus ($)		All Other Compensation ($)		Total ($)
Jeffrey W. Edwards	2014	600,000		—		10,996	(1)	610,996
President, Chief Executive Officer and Chairman	2013	83,077	(2)	—		4,016		87,093

Michael T. Miller	2014	218,906	(3)	—		17,843	(4)	236,749
Executive Vice President and Chief Financial Officer	2013	201,002		—		18,842		219,844

Jay P. Elliott	2014	234,210	(5)	100,000	(6)	17,750	(7)	351,960
Chief Operating Officer	2013	194,900		—		10,340		205,240

(1)	Includes company-provided vehicle costs of $539 of interest, $5,453 of depreciation and $31 of fuel reimbursement, lease administration costs of $360, automobile insurance premium costs of $931 and mobile phone costs of $3,682 paid by us on behalf of Mr. Edwards.
(2)	From January 1, 2013 through October 31, 2013, Mr. Edwards served as a consultant and non-employee officer to us in the capacity of Chief Executive Officer and President. Effective November 1, 2013, we entered into an employment agreement with Mr. Edwards pursuant to which he serves as our Chief Executive Officer and President in an employee capacity earning an annual base salary of $600,000. The amount in this column reflects amounts earned upon and following Mr. Edwards’s employment commencement date on November 1, 2013.
(3)	From January 1, 2014 to August 11, 2014, Mr. Miller’s annual base salary was $201,000. For the remainder of 2014, Mr. Miller’s annual base salary was $250,000. On April 22, 2015, our compensation committee authorized an increase effective April 1, 2015 in Mr. Miller’s annual base salary to $300,000 following a review of compensation surveys and market data from companies similar in size and industry to us.
(4)	Includes 401(k) matching contributions of $4,060, automobile lease payments of $9,268, automobile insurance premium costs of $931 and parking costs of $1,452 for a company-provided vehicle and mobile phone costs of $2,132 paid by us on behalf of Mr. Miller.
(5)	From January 1, 2014 to August 11, 2014, Mr. Elliott’s annual base salary was $196,331. For the remainder of 2014, Mr. Elliott’s annual base salary was $300,000. On April 22, 2015, our compensation committee authorized an increase effective April 1, 2015 in Mr. Elliott’s annual base salary to $350,000 following a review of compensation surveys and market data from companies similar in size and industry to us.
(6)	Represents a bonus paid to Mr. Elliott as part of certain discretionary bonus payments paid by the Company to certain employees in connection with the successful completion of our initial public offering.
(7)	Includes 401(k) matching contributions of $3,513, automobile lease payments of $10,463, automobile insurance premium costs of $931, fuel reimbursement costs of $150 and parking costs of $1,452 for a company-provided vehicle and mobile phone costs of $1,241 paid by us on behalf of Mr. Elliott.

Consulting Agreement with Jeff Edwards

In March 2004, we entered into a consulting agreement with Jeff Edwards pursuant to which Mr. Edwards agreed to serve as our Chief Executive Officer in a non-employee capacity. The agreement did not provide Mr. Edwards with any base salary, bonus or severance entitlements. The agreement provided that the costs of Mr. Edwards’ services to us would be covered under separate management agreements involving us and certain of our affiliates, which arrangements are described in “Certain Relationship and Related-Party Transactions—Management Agreements.” Mr. Edwards was entitled to reimbursement for reasonable business expenses incurred in connection with his performance of services under the consulting agreement.

The consulting agreement provided for an initial term of five years, with automatic three-year renewals unless either party provided the other party with notice of non-renewal at least 60 days prior to the expiration of the then-current renewal period. Pursuant to the agreement, Mr. Edwards was subject to non-disclosure restrictions that applied during the term and survive termination of the agreement. The consulting agreement was terminated effective November 1, 2013.

Employment Agreement with Jeff Edwards

On November 1, 2013, we entered into an employment agreement with Jeff Edwards pursuant to which Mr. Edwards agreed to continue to serve as our Chief Executive Officer and President in an employee capacity. The agreement provides Mr. Edwards with a minimum annual base salary of $600,000 and an opportunity to participate in our annual incentive programs, as well as our employee benefit plans and programs, in effect from time to time. The agreement provides for an initial employment term of three years, with automatic one-year renewals on the expiration date of the initial term and each anniversary thereafter, unless either we or Mr. Edwards provide notice of non-renewal at least 90 days prior to the commencement of a renewal period.

During the employment term, Mr. Edwards is required to devote the amount of his business time necessary and proper to conduct our business and affairs, and use his best efforts to perform faithfully his duties and responsibilities as our Chief Executive Officer and President. However, to the extent such activities do not create a conflict of interest or substantially interfere with the performance of Mr. Edwards’ duties and responsibilities to us, he may (i) manage his personal and family financial and legal affairs, (ii) participate in charitable, civic, educational, professional, community and industry affairs (including serving on boards or committees of such entities), (iii) serve on the boards of directors of the Salvation Army and the Columbus Museum of Art and (iv) continue to engage in non-competitive operational activities for a real estate development business in which he participated prior to entering into his employment agreement with us.

In the event we terminate Mr. Edwards’ employment without “cause” (as defined in the employment agreement) or if Mr. Edwards terminates his employment for “good reason” (as defined in the employment agreement), then, subject to Mr. Edwards’ execution and non-revocation of a release of claims, and further subject to his continued compliance with the restrictive covenants in the employment agreement, we are required to pay him: (i) base salary continuation payments for 18 months; (ii) any earned and unpaid prior year’s bonus; and (iii) any bonus earned for the year of termination based on actual performance, pro-rated based on the duration of Mr. Edwards’ employment during the year of termination. If any such termination occurs within two years following a change in control (other than as a result of a sale of all of Mr. Edwards’ equity interests in us), then the base salary continuation payment period described in clause (i) above would be 24 months, rather than 18 months.

Mr. Edwards is subject to non-competition and customer and employee non-solicitation restrictions while employed and for two years after termination of his employment, as well as confidentiality restrictions that last during his employment and thereafter. In addition, during his employment and thereafter, Mr. Edwards has agreed not to disparage us, and we have agreed to instruct our executive officers not to disparage Mr. Edwards.

Employment Agreement with Jay Elliott

Effective October 1, 2013, we and Jay Elliott agreed to terminate our employment agreement with him pursuant to which Mr. Elliott served as our Regional Operations & Business Integration Manager. The agreement provided Mr. Elliott with an initial minimum annual base salary and an opportunity to receive additional compensation in the form of a discretionary bonus pursuant to bonus programs in effect from time to time for similarly situated employees.

The employment agreement provided for automatic one-year renewals each year unless either party gave the other party notice of non-renewal at least 60 days prior to the commencement of a renewal period. In the event we terminated Mr. Elliott’s employment other than for cause or due to death or disability, or if we gave him a notice of non-renewal, the agreement provided that we would pay him an amount equal to his base salary through the end of the term. Mr. Elliott continues to be employed by us as our Chief Operating Officer.

Outstanding Equity Awards as of December 31, 2014

None of our Named Executive Officers had equity awards with respect to any of our capital stock outstanding as of December 31, 2014.

2015 Grant of Restricted Stock

In March 2015, our Compensation Committee granted restricted stock awards to each of our Named Executive Officers in the amounts set forth in the table below. These awards vest in three equal installments on each of March 31, 2016, March 31, 2017 and March 31, 2018.

Name	Number of Restricted Shares
Jeffrey W. Edwards	13,768
Michael T. Miller	5,737
Jay P. Elliott	6,884

2015 Performance-Based Cash Award Program

On April 22, 2015, pursuant to our 2014 Omnibus Incentive Plan, our Compensation Committee approved a performance-based cash award program for fiscal year 2015, which included awards to our Named Executive Officers. Under the terms of the program, each of Messrs. Edwards, Miller and Elliott is eligible to receive a cash award of $400,000, $150,000 and $200,000, respectively, if certain performance goals set by the Committee are attained. The target award for each individual is subject to adjustment based upon the degree of attainment of the performance goals and corporate transactions such as acquisitions. The cash awards, if earned, will be payable in the first quarter of 2016 and in accordance with the terms of the 2014 Omnibus Incentive Plan and will be described in our proxy statement filed in 2016.

Compensation of our Directors

We implemented a director compensation program beginning in 2014 pursuant to which our non-employee directors receive the following compensation for their service on our Board of Directors:

•	An annual retainer of $50,000;

•	An additional annual retainer of $10,000 for serving as chair of the Audit Committee;

•	An additional annual retainer of $10,000 for serving as chair of the Compensation Committee;

•	An additional annual retainer of $10,000 for serving as chair of the Nominating and Corporate Governance Committee; and

•	An annual grant of restricted stock made under the 2014 Omnibus Incentive Plan, having a fair market value of $50,000, all of which shall vest on the one-year anniversary of the grant date, subject to the directors’ continued service as a member of our Board from the grant date through the applicable vesting date. Such grant of restricted stock will be made annually on the date of our annual meeting.

The following table presents the total compensation for each person who served as a non-employee director during the most recently completed fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Margot L. Carter	60,000	50,000	110,000
Lawrence A. Hilsheimer	60,000	50,000	110,000
Janet E. Jackson	60,000	50,000	110,000
Steven G. Raich	50,000	50,000	100,000
Robert H. Schottenstein(3)	37,500	50,000	87,500
Michael H. Thomas	50,000	50,000	100,000

(1)	Represents an annual grant of restricted stock made pursuant to our 2014 Omnibus Incentive Plan having a value of $50,000, with the number of shares determined based on the closing price of our common stock on the grant date. All of these restricted stock awards vest on the date of our 2015 annual meeting, subject to the directors’ continued service as a member of our Board on such date.
(2)	The aggregate number of unvested shares of restricted stock held by each of our non-employee directors as of December 31, 2014 was 3,915. None of our non-employee directors held any stock options as of December 31, 2014.
(3)	Mr. Schottenstein joined the Board of Directors in April 2014 and his annual compensation for 2014 was pro-rated based on the length of his service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information regarding the beneficial ownership of our common stock as of March 31, 2015 by (i) each person whom we know to beneficially own more than 5% of our outstanding common stock, (a “5% Stockholder”), (ii) each director, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is that of our headquarters, c/o Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215.

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership of shares of our common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 31, 2015, including any shares that could be purchased by the exercise of options or warrants held by that person. Each holder’s percentage ownership is based on 31,354,284 shares of common stock outstanding.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock.

Name of Beneficial Owner	Shares of Common Stock Owned
	Number	Percent
5% Stockholders:
PJAM IBP Holdings, Inc.(1)	4,227,819	13.5%
Installed Building Systems, Inc.(1)	3,470,882	11.1%
TCI Holdings, LLC(2)	2,666,898	8.5%
Capital World Investors(3)	2,068,345	6.6%
Invesco Advisors, Inc.(4)	1,976,541	6.3%
Spruce House Investment Management LLC(5)	1,710,600	5.5%
Directors and Executive Officers:
Jeffrey W. Edwards(1)(6)	8,425,711	26.9%
Michael T. Miller(7)	279,216	*
Jay P. Elliott(8)	48,870	*
Margot L. Carter(9)	3,915	*
Lawrence A. Hilsheimer(10)	3,915	*
Janet E. Jackson(11)	3,915	*
J. Michael Nixon(2)	2,666,898	8.5%
Steven G. Raich(12)	3,915	*
Robert H. Schottenstein(13)	3,915	*
Michael H. Thomas(14)	13,915	*

Directors & Officers as a Group (10 persons)	11,454,185	35.4%

*	Denotes less than 1.0% beneficial owner.
(1)

Information reported is based on a Schedule 13G as filed with the SEC on February 13, 2015, in which PJAM IBP Holdings, Inc. (“PJAM”) and IBP Holding Company, the sole shareholder of PJAM, reported shared voting and dispositive power over 4,227,819 shares of our common stock, Installed Building Systems, Inc. (“IBS”) reported shared voting and dispositive power over 3,785,882 shares of our common stock; and Jeffrey W. Edwards reported (i) sole voting and dispositive power over 423,258 shares of our common stock, (ii) shared voting and dispositive power over 8,303,685 shares of our common stock directly held by PJAM and IBS, and (iii) controls voting and dispositive power over 289,984 shares of our common stock directly held by Park National Bank, as Trustee. Mr. Edwards disclaims any beneficial ownership of such shares in which he does not have a pecuniary interest. The address for PJAM, IBP Holding Company,

IBS and Jeffrey W. Edwards is 495 S. High Street, Suite 50, Columbus, OH 43215. Mr. Edwards has agreed to pledge approximately 7,530,500 of the shares held by PJAM and IBS to secure certain loans made by financial institutions to him and members of his family.
(2)	Information reported is based on a Schedule 13G as filed with the SEC on February 13, 2015, in which TCI Holdings, LLC (“TCI”) reported sole voting and dispositive power over 2,666,898 shares of our common stock. J. Michael Nixon is a member of and the manager of TCI. As the manager of TCI, Mr. Nixon has sole voting power over the shares held by TCI and shared power to dispose of the shares held by TCI. As a member of TCI, Inis Investment Co. has no voting power over the shares held by TCI, but has shared power over the disposition of shared held by TCI. Mr. Nixon disclaims any beneficial ownership of such shares in which he does not have a pecuniary interest. The address for TCI and Mr. Nixon is 12540 Broadwell Road, Suite 1202, Alpharetta, GA 30004. The address for Inis Investment Co. is 979 Batesville Road, Greer, SC 29651.
(3)	Information reported is based on a Schedule 13G as filed with the SEC on February 13, 2015, in which Capital World Investors, a division of Capital Research and Management Company, reported sole voting and dispositive power over 2,068,345 shares of our common stock. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(4)	Information reported is based on a Schedule 13G as filed with the SEC on February 11, 2015, in which Invesco Ltd. reported sole voting and dispositive power over 1,976,541 shares of our common stock. According to the 13G, Invesco Advisers, Inc., a subsidiary of Invesco Ltd., advises Invesco Small Capital Fund, which owns 6.01% of the shares reported. No one individual has greater than 5% economic ownership. The shareholders of the fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the shares. The address for Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.
(5)	Information reported is based on a Schedule 13G as filed with the SEC on October 31, 2014, in which Spruce House Investment Management LLC, Spruce House Capital LLC, The Spruce House Partnership LP, Zachary Sternberg and Benjamin Stein reported shared voting and dispositive power over 1,710,600 shares of our common stock. The address for Spruce House Investment Management LLC, Spruce House Capital LLC, The Spruce House Partnership LP, Zachary Sternberg and Benjamin Stein is 6 East 43rd Street, 23rd Floor, New York, NY 10017.
(6)	Includes 13,768 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of March 31, 2016, March 31, 2017 and March 31, 2018. Includes 72,496 shares held in four separate trusts each for the benefit of Mr. Edwards’ children.
(7)	Includes 5,737 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of March 31, 2016, March 31, 2017 and March 31, 2018.
(8)	Includes 6,884 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of March 31, 2016, March 31, 2017 and March 31, 2018.
(9)	Represents 3,915 shares of restricted stock that vest on June 3, 2015.
(10)	Represents 3,915 shares of restricted stock that vest on June 3, 2015.
(11)	Represents 3,915 shares of restricted stock that vest on June 3, 2015.
(12)	Represents 3,915 shares of restricted stock that vest on June 3, 2015.
(13)	Represents 3,915 shares of restricted stock that vest on June 3, 2015.
(14)	Includes 3,915 shares of restricted stock that vest on June 3, 2015.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Jeff Edwards, Peter Edwards Jr., Anne Edwards and Michael Edwards, and the investment entities through which they directly and indirectly beneficially own shares of our common stock, are referred to throughout this section as the Edwards Investors.

Registration Rights

We entered into a registration rights agreement with Cetus Capital II, LLC, IBP Investment Holdings, LLC, IBP Management Holdings, LLC and TCI, including their successors and permitted assigns, collectively, the Investors, dated November 6, 2013 or the Registration Rights Agreement. Under the Registration Rights Agreement, Cetus Capital II, LLC the Investors have demand, piggyback and Form S-3 registration rights. Subject to conditions and limitations as set forth in the agreement, including our right to defer a demand registration under certain circumstances at any time which we are not eligible to register securities on Form S-3, the Investors may require that we register for public resale on Form S-1 under the Securities Act of all or part of the shares held by such Investors, so long as the securities being registered in each registration statement are proposed to be sold at an aggregate price to the public of at least $15.0 million with respect to a request made after the first twelve months following the completion of our initial public offering (the “IPO”). If we become eligible to register the sales of securities on Form S-3 under the Securities Act, the Investors have the right to require us to register the sale of common stock held by them on Form S-3 at an aggregate price to the public of at least $15.0 million. We will not be obligated to effectuate more than one demand registration on Form S-1 or more than two demand registrations on Form S-3 during any calendar year. Subject to certain exceptions, the Investors are also entitled to piggyback registration rights with respect to any registration effected by us.

Under the Registration Rights Agreement, we are responsible, subject to certain exceptions, for the expenses of any offering of our shares of common stock offered pursuant to the agreement other than underwriting discounts and selling commissions. The Registration Rights Agreement contains customary indemnification and market hold-back provisions.

IBP Holding Company Receivable

As of December 31, 2014, we maintained a receivable from IBP Holding Company in the amount of approximately $600,000, which receivable represented amounts owed to us for wages and related expenses paid by us during 2011 to former employees of IBP Holding Company. Up to December 31, 2011, IBP Holding Company employed our employees. The receivable was paid in full as of March 31, 2015.

Related-Party Sales

Certain of our operating subsidiaries install products in the ordinary course of their businesses to the following affiliates of the Edwards Investors: Michael Edwards Construction, Edwards Communities Construction Company and affiliates and Duffy Homes, Inc. These transactions are performed on terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party. Aggregate sales to these affiliates of the Edwards Investors totaled $1.2 million for the year ended December 31, 2014.

Supplier Loans

On March 26, 2009, Knauf Insulation, GmbH, one of our insulation suppliers, loaned funds to the Edwards Investors in the principal amount of $10.0 million. The funds were made available as capital contributions to us and were primarily used for general corporate purposes. The loan was repaid by the Edwards Investors concurrently with the completion of our IPO in February 2014.

On March 26, 2004, IBS, an affiliate of Jeff Edwards, entered into an amended and restated loan agreement with Owens Corning pursuant to which Owens Corning loaned funds to the Edwards Investors in the principal amount of $10.0 million. The funds were made available as capital contributions to us and used for general corporate purposes. The loan was repaid by the Edwards Investors concurrently with the completion of our IPO.

Real Property Leases

Pursuant to a lease agreement dated as of May 1, 2003, as amended, we lease our headquarters at 495 S. High Street, Columbus, Ohio from 495 South High Street, L.L.C., an entity affiliated with the Edwards Investors. The annual base rent is $237,107. Prior to November 1, 2013, the base rent was $201,471.

Pursuant to a lease agreement dated as of March 14, 2005, we lease a branch location at 1320 McKinley Avenue, Columbus, Ohio from Peter H. Edwards, an immediate family member of Jeff Edwards. The annual base rent is $133,554.

Pursuant to a lease agreement dated as of June 1, 1998, we lease a branch location at 1318 McKinley Avenue, Columbus, Ohio from Peter H. Edwards, an immediate family member of Jeff Edwards. The annual base rent is $72,324.

TCI Contracting, LLC, one of our subsidiaries, leases locations in Florida and Tennessee pursuant to the terms of two lease agreements with one or more entities in which J. Michael Nixon, one of our directors, has an interest. The annual base rent for these locations is $90,000 and $60,000 respectively.

Guarantees of Corporate Liabilities

Jeff Edwards has personally guaranteed reimbursement obligations of ours. The total obligation amounts were $316,613 for the year ended December 31, 2012 and $38,856 for the year ended December 31, 2013 under certain performance and licensing bonds issued by sureties on behalf of us in the ordinary course of business. These bonds were replaced with bonds that do not require any guarantee and the last of these guarantees was terminated on January 17, 2014.

Stock Repurchases

On December 11, 2014, we entered into a share repurchase agreement with Cetus for the purchase of 300,000 shares of our common stock for a purchase price of approximately $5.3 million, or $17.61 per share, which was the last reported price of our common stock on December 11, 2014. Steven G. Raich, one of our directors, is a partner of Littlejohn and a manager of Littlejohn Associates IV, L.L.C., the general partner of the sole member of Cetus.

On March 13, 2015, we entered into a share repurchase agreement with IBS for the purchase of 315,000 shares of our common stock for a purchase price of approximately $6.1 million, or $19.23 per share, which was the last reported price of our common stock on March 13, 2015, less a discount of 7.5%. The Edwards Investors are shareholders of IBS.

Policies and Procedures for Related-Party Transactions

Our Board of Directors adopted a written related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” include our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The Audit Committee is responsible for the administration of the policy. The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction. All of the transactions described in this section that occurred after our IPO were subject to the policies and procedures of this policy.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. At the Annual Meeting, our stockholders will consider and vote on the ratification of the appointment of Deloitte for the Company’s fiscal year ending December 31, 2015.

The Sarbanes-Oxley Act requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the Company’s independent registered public accounting firm. Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm is not required by our governing documents or applicable law. However, at the recommendation of the Audit Committee, the Board of Directors is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte and may retain that firm or another firm without resubmitting the matter to the stockholders. Even if the selection of Deloitte is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte is expected to participate in the Annual Meeting, will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Vote Required

Our Bylaws provide that the affirmative vote of the holders of a majority of the total shares present or represented by proxy at the Annual Meeting and entitled to vote will be required to ratify the appointment of Deloitte. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Brokers have discretion to vote on this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the ratification of the appointment of Deloitte.

Independent Registered Public Accounting Fees and Pre-Approval Policies and Procedures

Fees

The following table represents aggregate fees billed to the Company by Deloitte for the fiscal years ended December 31, 2014 and 2013:

	2014	2013
Audit Fees	$904,650	$1,950,000
Audit-Related Fees	—	—
Tax Fees	13,751	5,984
All Other Fees	—	—

Total	$918,401	$1,955,984

Audit Fees

Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with acquisitions, attest services that are not required by statute or regulation and accounting consultations on proposed transactions.

Tax Fees

Tax fees consist of fees billed for professional services rendered in connection with tax compliance, tax consultation and tax planning. These services include assistance regarding federal and state tax compliance, mergers and acquisitions and tax planning.

All Other Fees

All other fees consist of fees billed for products and services other than the services reported above.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services to be performed by the independent auditor for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the requested engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

During fiscal 2014, all services by Deloitte were pre-approved by the Audit Committee in accordance with this policy.

Report of the Audit Committee

The following report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (“Securities Act”) or the Securities Exchange Act of 1934, as amended (“Exchange Act”) irrespective of whether such filing is made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal controls over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling these oversight responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte the Company’s audited financial statements for the fiscal year ended December 31, 2014. The Audit Committee has also discussed with Deloitte the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Audit Committee

Lawrence A. Hilsheimer (Chair)

Robert H. Schottenstein

Michael H. Thomas

PROPOSALS OF STOCKHOLDERS FOR THE 2016 ANNUAL MEETING

Eligible stockholders wishing to have a proposal for action by the stockholders at next year’s Annual Meeting be considered for inclusion in the proxy materials for next year’s Annual Meeting must submit such proposal to the Company’s Secretary at 495 South High Street, Suite 50, Columbus, Ohio 43215 no later than December 31, 2015. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

If a stockholder wishes to submit a proposal for consideration at next year’s Annual Meeting but is not requesting that such proposal be included in next year’s proxy materials, or if a stockholder wishes to nominate a person for election to the Board of Directors at next year’s Annual Meeting, a notice of such proposal or nomination must be submitted in writing and delivered to the Company’s Secretary at 495 South High Street, Suite 50, Columbus, Ohio 43215 no later than March 4, 2016 (but no earlier than February 3, 2016).

If the 2016 Annual Meeting date is more than 30 days before or more than 70 days after the one year anniversary of the Annual Meeting then your notice must be received not more than 120 days nor less than 90 days prior to the 2016 Annual Meeting, or 10 days following the day on which we publicly disclose the new scheduled date of the 2016 Annual Meeting.

Under our Bylaws, if the number of directors to be elected to the Board of Directors at an Annual Meeting is increased and there is no public announcement by the Company naming the nominees for the additional directorship(s) at least 100 days prior to the first anniversary of the prior Annual Meeting, a stockholder nomination with respect to the additional directorship(s) shall also be considered timely if delivered to the Company’s Secretary not later than 10 days following the day when the increase in the number of directors is publicly announced.

You are advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If you would like a copy of the Bylaws, please write to the Company’s Secretary at 495 South High Street, Suite 50, Columbus, Ohio 43215. The Bylaws may also be found on the Company’s website at http://investors.installedbuildingproducts.com/.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of our common stock to file reports of their ownership of our common stock and changes in their ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of copies of the reports that we received and written representations from our officers and directors that no additional reports were required to be filed, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were met during 2014.

HOUSEHOLDING OF PROXY MATERIALS

For those stockholders who request paper delivery of the proxy material or Notice of Internet Availability, the Company intends to deliver only one Annual Report on Form 10-K and Proxy Statement to multiple registered stockholders sharing the same address unless it has received contrary instructions from one or more of the stockholders. This includes brokers with account holders who are stockholders of the Company. A stockholder who wishes to receive a separate copy of the Notice of Internet Availability, Annual Report or Proxy Statement, or wishes to stop receiving separate copies of such materials, may so request by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling 1-800-542-1061. If you are a beneficial stockholder, information regarding householding of proxy materials should have been forwarded to you by your bank or broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Shelley A. McBride

Secretary

April 24, 2015

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is available without charge to stockholders of record as of the record date upon written request to: Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215, Attention: Investor Relations Dept.

INSTALLED BUILDING PRODUCTS, INC.

495 SOUTH HIGH STREET, SUITE 50

COLUMBUS, OH 43215

VOTE BY INTERNET

Before the Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/IBP2015

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87264-P63497                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSTALLED BUILDING PRODUCTS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees:
01) Margot L. Carter
02) Robert H. Schottenstein
03) Michael H. Thomas

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	The ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and	☐	☐	☐

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M87265-P63497

INSTALLED BUILDING PRODUCTS, INC.

Annual Meeting of Stockholders

June 3, 2015 at 10:00 a.m.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey W. Edwards and Michael T. Miller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INSTALLED BUILDING PRODUCTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on Wednesday, June 3, 2015, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations.

Continued and to be signed on reverse side